Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On August 29, 2008, Applied Industrial Technologies, Inc (“Applied”) completed its acquisition of certain of the assets of Fluid Power Resource, LLC (the “Seller” or “FPR”) including the following fluid power distribution businesses: Bay Advanced Technologies, LLC; Carolina Fluid Components, LLC; DTS Fluid Power, LLC; FluidTech, LLC; Hughes HiTech, LLC; Hydro Air, LLC; H.E.B., LLC and Mach V, Inc.
Applied acquired certain of the assets and specified liabilities of the Seller for an aggregate cash purchase price of $166.0 million. The final purchase price was funded with existing cash of $62.0 million and borrowings of $104.0 million through an established revolving credit facility.
The following unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with historical financial statements and related notes of Applied included in its Annual Report on Form 10-K for the year ended June 30, 2008, and the historical financial statements and related notes of FPR filed as Exhibits 99.1 and 99.2 herein.
The unaudited pro forma condensed combined balance sheet as of June 30, 2008 and the unaudited pro forma condensed combined statement of income for the year ended June 30, 2008 are presented herein. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it occurred on June 30, 2008. The unaudited pro forma condensed combined statement of income for the year ended June 30, 2008 gives effect to the acquisition as if it occurred on July 1, 2007 and combines the historical consolidated statement of income of Applied for the year ended June 30, 2008 with the historical consolidated statement of income of FPR for the twelve months ended June 30, 2008. As FPR’s fiscal year end is December 31, we derived the FPR statement of income for the twelve months ended June 30, 2008 by using the available financial information.
The historical financial statements have been adjusted to give effect to pro forma items that are (i) directly attributable to the acquisition and (ii) factually supportable. With respect to the statement of income, the pro forma events must be expected to have a continuing impact on the combined results. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma condensed combined consolidated financial information should not be considered indicative of actual combined results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate combined results of operations for any future period.
The acquisition of FPR has been accounted for as a purchase in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, with intangible assets recorded in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Accordingly, we have adjusted the historical consolidated financial information to give effect to the cash paid in connection with the acquisition. In the unaudited pro forma condensed combined financial statements, Applied’s cost to acquire FPR has been allocated to the assets acquired and the liabilities assumed based upon management’s preliminary estimate of their respective fair values. Any excess of the fair value of the amount paid over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. The final purchase price allocation is subject to adjustments based on the final determination of the fair values of assets acquired and liabilities assumed. Therefore, the resulting effect on the combined balance sheet and income from operations may differ from the unaudited pro forma amounts included herein.
The unaudited pro forma condensed combined statement of income does not include any impacts of any revenue, costs or operating synergies that may result from the acquisition or any related restructuring costs.
Based on Applied’s review of FPR’s summary of significant accounting policies disclosed in the latter’s historical financial statements, the nature and amount of any adjustments to the historical financial statements of FPR to conform their accounting policies to those of Applied are not expected to be significant. Upon consummation of the acquisition, further review of FPR’s accounting policies and financial statements may result in required revisions to FPR’s policies and classifications to conform to Applied’s accounting policies.

Pro Forma Adjustments
Pro forma retention adjustments give effect to the exclusion of certain activities included in the historical financial statements of FPR that were not acquired by Applied. Pro forma adjustments for the acquisition, as recorded under the purchase method of accounting, represent the adjustments necessary to give effect to the acquisition of FPR as of June 30, 2008 (condensed combined balance sheet) and as of July 1, 2007 (condensed combined statement of income). The adjustments are based upon a preliminary allocation of the purchase price, which is expected to be finalized within one year of the acquisition date.
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet and statement of income are as described below.

Applied Industrial Technologie, Inc
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2008
(Amounts in thousands)

			Pro Forma		Pro Forma
	Applied	FPR	Retention		Transaction		Applied
	Historical (1)	Historical (2)	Adjustments (3)		Adjustments (4)		Pro Forma (5)
Assets
Current assets:
Cash and cash equivalents	$101,830	$2,503	$(2,503	)a	$(62,000	)f	$39,830
Accounts receivable, less allowances	245,119	28,337					273,456
Inventories	210,723	28,282			(680	)g	238,325
Other current assets	48,525	791					49,316

Total current assets	606,197	59,913	(2,503)		(62,680)		600,927

Property, net	64,997	3,300			1,850	h	70,147
Goodwill	64,685	30,511	(30,511	)b	28,732	i	93,417
Intangibles	19,164				95,100	j	114,264
Other assets	43,728	1,253	(1,108	)c			43,873

Total Assets	$798,771	$94,977	$(34,122)		$63,002		$922,628

Liabilities
Current liabilities:
Accounts payable	$109,822	$13,585	$		$		$123,407
Long-term debt payable within one year		5,000	(5,000	)d	54,000	f	54,000
Compensation and related benefits	56,172	2,963					59,135
Other current liabilities	31,017	1,590			1,000	k	33,607

Total current liabilities	197,011	23,138	(5,000)		55,000		270,149
Long-term debt	25,000	76,000	(76,000	)d	50,000	f	75,000
Postemployment benefits	37,746	—					37,746
Other liabilities	36,939	719					37,658

Total Liabilities	296,696	99,857	(81,000)		105,000		420,553

Shareholders’ Equity
Common stock	10,000						10,000
Additional paid-in capital	133,078		41,998	e	(41,998	)l	133,078
Income retained for use in the business	543,692	(4,237)	4,237	e			543,692
Treasury shares — at cost	(190,944)						(190,944)
Accumulated other comprehensive income (loss)	6,249	(643)	643	e			6,249

Total Shareholders’ Equity	502,075	(4,880)	46,878		(41,998)		502,075

Total Liabilities and Shareholders’ Equity	$798,771	$94,977	$(34,122)		$63,002		$922,628

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Applied Industrial Technologies, Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended June 30, 2008
(Amounts in thousands, except for per share data)

			Pro Forma		Pro Forma
	Applied	FPR	Retention		Transaction		Applied
	Historical (1)	Historical (2)	Adjustments (3)		Adjustments (4)		Pro Forma (5)
Net Sales	$2,089,456	$244,968	$		$1,912	q	$2,336,336

Cost of Sales	1,520,173	182,635			3,810	q	1,706,618

	569,283	62,333	—		(1,898)		629,718

Selling, Distribution and Administrative, including depreciation	416,459	43,866	(750	)m	(1,898	)q
					265	r
					8,580	s	466,522

Operating Income	152,824	18,467	750		(8,845)		163,196

Interest Expense, net	882	4,702	(4,702	)n	6,250	t	7,132
Other Expense (Income), net	227	271	(271	)o	—		227

	1,109	4,973	(4,973)		6,250		7,359

Income Before Income Taxes	151,715	13,494	5,723		(15,095)		155,837

Income Tax Expense	56,259	—	2,123	p	(5,600	)u
					5,006	v	57,788

Net Income	$95,456	$13,494	$3,600		$(14,501)		$98,049

Net Income Per Share — Basic	$2.23						$2.29

Net Income Per Share — Diluted	$2.19						$2.25

Weighted Average Shares Outstanding — Basic	42,797						42,797

Dilutive effect of common stock equivalents	755						755

Weighted Average Shares Outstanding — Diluted	43,552						43,552

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Amounts in thousands)
1.	Amounts represent the reported results for Applied as of and for the year ended June 30, 2008.

2.
Amounts represent the unaudited results for FPR as of and for the twelve months ended June 30, 2008. To calculate FPR’s statement of income for the twelve months ended June 30, 2008, we subtracted the operating results for the six months ended June 30, 2007 (unaudited) from the audited financial statements for the year ended December 31, 2007 and added the (unaudited) operating results for the six months ended June 30, 2008.

3.
Amounts represent pro forma adjustments necessary to give effect to the exclusion of certain assets, liabilities and operating items included in the historical financial statements of FPR that were not acquired by Applied.

4.
Amounts represent pro forma adjustments necessary to give effect to the acquisition of FPR. The balance sheet pro forma adjustments give effect to the acquisition of FPR as if it occurred on June 30, 2008. The income statement pro forma adjustments give effect to the acquisition of FPR as if it occurred on July 1, 2007. The pro forma adjustments are based on a preliminary allocation of the acquisition purchase price.

5.	Amounts represent the pro forma combined condensed results of Applied including both retention and transaction adjustments as of and for the year ended June 30, 2008.

a.	Elimination of balances in cash and cash equivalents of FPR which were retained by the Seller.

b.	Elimination of goodwill of $30,511 recorded on the historical financial statements of FPR not acquired by Applied.

c.	Elimination of other assets not acquired by Applied.

d.	Elimination of debt not acquired by Applied.

e.	Eliminates FPR’s historical equity and records the equity impact of the retention adjustments.

f.
Reflects the purchase price funding for the assets and liabilities acquired. The $166,000 purchase price was funded with existing cash balances of $62,000 and $104,000 of borrowing through the Company’s committed revolving credit facility. The borrowings were further allocated to short-term and long-term based on management’s intentions.

g.	Adjustment to record inventory acquired at fair value.

h.	Adjustment to record property acquired at fair value.

i.	Recognition of goodwill resulting from a preliminary allocation of the purchase price using the assumed pro forma purchase date of June 30, 2008.

j.	Recording the fair value of intangible assets acquired of $95,100.

k.	Represents the approximate direct costs of the acquisition.

l.	Eliminates FPR’s historical equity as adjusted for retention adjustments.

m.	Eliminates FPR’s historical affiliate management service expenses that will not be incurred by Applied.

n.	Eliminates FPR’s historical interest expense related to debt not acquired by Applied.

o.	Eliminates FPR’s historical amortization expense related to assets not acquired by Applied along with other miscellaneous income that will not be realized by Applied.

p.
Represents the tax effect of the retention adjustments calculated using Applied’s June 30, 2008 effective tax rate of 37.1%. Note that the historical FPR income statement did not include income tax expense as this amount was the responsibility of the individual members of FPR.

q.	Represents reclassification of FPR’s historical reporting of freight expense and shipping revenue to conform to Applied’s classification.

r.	Represents incremental depreciation expense from adjusting FPR property assets to fair value.

s.	Represents amortization expense for the additional intangible assets recorded in connection with the FPR acquisition.

t.
Represents interest expense of $3,650 (at the LIBOR rate) due to the borrowings utilized to fund the acquisition, plus a reduction in interest income of $2,600 due to the utilization of cash to fund the acquisition.

u.	Represents the tax effect of the pro forma transaction adjustments calculated using Applied’s June 30, 2008 effective tax rate of 37.1%.

v.
Represents the recording of income tax expense for FPR for the twelve months ended June 30, 2008 calculated using Applied’s June 30, 2008 effective tax rate of 37.1%. Note that the historical FPR income statement did not include income tax expense as this amount was the responsibility of the individual members of FPR.